Exhibit 10.69

CONFIDENTIAL—VIA HAND DELIVERY

February 25, 2005

Patrick Murphy

c/o Abgenix, Inc.

6701 Kaiser Drive

Fremont, CA 94555

Re:                             Separation Agreement

Dear Pat:

This letter will constitute the agreement between you and Abgenix, Inc. (“Abgenix” or the “Company”) on the terms of your separation from employment with the Company.  As set forth in paragraph 14 below, this agreement will become a binding legal agreement, effective on the eighth day after you have signed it and returned it to me.  I encourage you to obtain legal advice before signing it if you desire to do so.

1.                                       Transition and Termination Date.  The term of this agreement is from March 1, 2005 through February 28, 2006.  We have previously discussed the termination of your employment at Abgenix.  As discussed, your employment with Abgenix will continue and will terminate six (6) months from March 1, 2005, i.e., August 31, 2005 (the “Termination Date”), unless by mutual written consent the consulting period begins sooner, as discussed below, in which case the Termination Date will be the date that the consulting period actually begins.  From now until the Termination Date, you agree that you will assist in performing your job functions, facilitating the transfer of your duties to other employees or consultants and engaging in any special projects in keeping with your prior role as may be reasonably required by Abgenix management.  I will be your primary contact at Abgenix to coordinate communication regarding your transition services.  You and I will agree on when you will be required to be present on site for these services, and we will certainly be flexible in accommodating your efforts in pursuing new opportunities.  In that regard, I understand that you will generally be on-site through March 23, with reduced time on site thereafter.  You may be required to provide customary reports or other work product appropriate for the work undertaken.  From the date of this letter until the Termination Date, your title will be Senior Vice President, but your signature on this letter will constitute your resignation as a corporate officer, effective immediately.

2.                                       Continued Pay; Consulting Period.  You will continue to be paid your salary at the rate of $21,250 per month through the Termination Date, and will also be paid any accrued and unused vacation pay or personal time off as of that date, less usual withholding and deductions.  You will not be eligible for any further salary action during that period.  Vacation will not accrue after February 28, 2005.  You will not be eligible for a bonus award under the Company’s bonus plan for the year 2005.  Following the Termination Date, you will be paid for consulting services to Abgenix for an additional period beginning on the Termination Date and ending on February 28, 2006 (the “Consulting Termination Date”), for services to be provided on mutually agreeable dates, times and places.  We will continue to pay you at the rate stated above, regardless of the amount of time spent on any consulting projects for Abgenix.  We will mutually agree with you in advance on any expected deliverables or work product, supporting invoices and the like, which are appropriate for the work undertaken.  We understand that you may have other full-time employment during that period and will be very flexible in any requests for your time and efforts.

3.                                       Benefits—Health Insurance.  We will continue to make benefits payments on your behalf until the earlier of (i) the Consulting Termination Date, or (ii) the date you start receiving health insurance benefits under another plan, after which date, you may continue to receive COBRA benefits at your own expense, to the extent you are eligible.  During that time we will deduct benefits payments in your current amounts and as currently selected by you from the payments we make to you, unless you instruct us otherwise in writing.  Any medical, vision and dental plan coverage (herein referred to as health insurance) you have will end as of the Termination Date, subject to COBRA continuation rights from that date. Following the date specified in the first sentence of this paragraph, you will be responsible for the full amount of any COBRA continuation premiums for any coverage you may elect.  Nothing in this agreement will impair your COBRA rights in that regard.  Please notify us promptly, and we will inquire with you periodically, if you obtain other employment so that we can coordinate benefit coverage termination if you desire.  You will receive by separate cover information regarding your rights to health insurance continuation (COBRA benefits).

4.                                       Other benefits.  Any life, long-term disability and accidental death and dismemberment or other insurance provided by Abgenix will also end on the Termination Date. You may generally apply to convert this coverage at your expense to an individual policy within a certain period as described in the first sentence of this paragraph, subject to requirements of the individual insurers.  If you are presently contributing a portion of your salary to the Company flex benefit program, you will be permitted to continue to do so through the Termination Date, at which time your participation in that program would end.  The total account value of your vested interest, if any, in the Abgenix 401(k) plan will be available for withdrawal, but does not have to be withdrawn immediately, after the Termination Date (subject to the requirements of the plan).  Executive outplacement services will be made available to you at our expense, not to exceed $10,000.00, through the DBM Executive Program upon your request.  Additional information can be obtained through Kristen Metza Anderson in Human Resources.

5.                                       Stock Options.  As of the date of this letter you will not receive further grants of stock options.  Your rights with regard to your existing Abgenix stock options, including those described in the compensation changes based on your 2004 performance letter, will be determined under the applicable option agreement.  Please note that you have a specified period of time to exercise any vested stock options.  For purposes of the vesting, exercise and other provisions of those agreements, your employment is terminated as of the Consulting Termination Date, and your options will continue to vest through that date, and not thereafter.  You will have the period stated in the applicable option agreement, typically ninety (90) days after the Consulting Termination Date, to exercise vested options.  Nothing in this letter is intended to or shall extend the actual dates for vesting beyond the Consulting Termination Date, or extend the date for exercise of any stock options, except to the extent stated in this paragraph.

6.                                       Company Items.  Upon the Termination Date, you will return to the Company any building keys, security pass, or other access or identification cards (including any business cards) and any Company property that is currently in your possession, including any documents, credit cards, computer equipment and mobile phones. By no later than the Termination Date, you will also clear all expense accounts and pay all personal expense amounts, if any, owed on any corporate credit card(s) which the Company previously issued to you. For purposes of making payments to you under Paragraph 7 below, and so that we may communicate with you if needed, please provide us with notice if your personal residence changes.

7.                                       Waiver and Release.  In consideration of your services under this separation agreement, and the release provided below, Abgenix will provide you with the continued salary, consulting and COBRA payments and other benefits contained in this letter.  Each of these benefits is contingent on your compliance with this agreement.   Therefore, on behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that you ever had, now have or might have as of the date you sign this agreement, against the Company and its predecessors, subsidiaries, related entities, and their officers, directors, shareholders, agents, attorneys, employees, successors, assigns, representatives and heirs.

The released claims include, without limitation, any claims arising from or related to your employment with the Company, the separation of your employment with the Company, and/or the execution of this agreement. The claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (all as amended), the law of contract and tort, and any claim for attorneys’ fees.

You also waive and release and promise never to assert any such claims, even if you do not know or believe that you have such claims. You therefore waive your rights under section 1542 of the California Civil Code, which states:

A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

In short, you agree that you will not bring any lawsuits or claims of any kind against any of the released parties identified above and will not accept the benefits of any lawsuits or claims of any kind brought on your behalf against them.

To my knowledge, there are no known claims by the Company against you, and we have no present intention of pursuing any claims.

8.                                       Non-disparagement.  You agree to refrain from making any derogatory or disparaging statements to any person or third parties about the Company or any of its officers, directors, products or services.  The Company agrees to direct each of the current members of its Board of Directors, its current named executive officers, and its human resources and legal departments, to refrain from making any derogatory or disparaging statements to any person or third parties about you, and the Company takes responsibility for their compliance with this non-disparagement promise.

9.                                       Confidentiality; non-solicitation.  Unless required by court order or law, you will not disclose to anyone any information regarding the terms of this agreement, the benefits being paid to you under it or the fact that a payment was made to you, except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you.  You may also disclose this information to the State of California’s Employment Development Department, Workers’ Compensation Appeals Board, and Fair Employment and Housing Commission or Department of Fair Employment and Housing, and/or to the United States Equal Employment Opportunity Commission.  In such circumstances, however, you will instruct them to maintain the confidentiality of this information just as you must.  You may also disclose the existence of the employment and/or consulting arrangement to any prospective employer or client. Abgenix will not disclose any information regarding terms of this agreement to anyone other than required by law (or to obtain professional advice on this agreement).  Further, you will not disclose to anyone any confidential or proprietary information regarding the Company’s practices, procedures, trade secrets, customer lists or marketing strategies, without prior written permission from the CEO of the Company or unless required by court order.  You acknowledge the highly confidential nature of confidential or proprietary information regarding the Company’s customers, affiliates and employees. You agree that, for a period of one year following the Effective Date, you will not solicit for employment, divert or take away, or attempt to solicit for employment, divert or take away, any employees of the Company with whom you became acquainted as a result of your employment with the Company.

10.                                 Change of Control and Company’s Successors.  In the event of a Change of Control of the Company or the coming into existence of a Successor to the Company’s business, the Company agrees that all terms of this agreement shall remain in full force and effect and shall continue to bind the Company as well as binding any entity existing after a Change of Control and/or any Successor entity, which entities shall be required by the Company to execute and deliver an assumption agreement agreeing to assume the obligations in this agreement to the extent that the successor does not become bound by operation of law; notwithstanding any such assumption agreement by any entity existing after a Change of Control or any Successor entity, the obligations under this agreement shall remain the Company’s obligations and the Company guarantees compliance with those obligations in the event of any failure to comply by any entity existing after a Change of Control or any Successor entity.  For purposes of this agreement, the terms “Change of Control”, “Successor” and “assumption agreement” shall be defined as defined or described in paragraphs 1(b) and 6(a) of the Abgenix, Inc. Change of Control Severance Agreement entered into as of May 15, 2000 between Patrick M. Murphy and Abgenix.

11.                                 Employment Verification: Upon receiving a request for employment verification or a reference check, in addition to typical information provided by the Company (dates of employment, position/title held, confirmation of compensation), the information in Attachment A will be offered by the Company to the inquiring party. All such requests or reference checks will be directed to Kristen Metza Anderson, Senior Vice President of Human Resources.

12.                                 Remedies.  In the event that you or the Company breach any of your or its obligations under this agreement or as otherwise imposed by law and you or the Company are/is adjudged by an arbitrator or court of competent jurisdiction to have so breached, the Company (in the event of your adjudged breach) will be entitled to discontinue your separation pay and you (in the event of the Company’s adjudged breach) will be entitled to cease complying with your obligations under this agreement, and the Parties may each obtain injunctive relief and all other relief provided by law or equity.  Any dispute over a breach of this agreement will not affect the validity and enforceability of your releases and waivers contained herein.

13.                                 Choice of law.  This agreement will in all respects be interpreted and governed under the laws of the State of California.

14.                                 Revocation Right.  Pursuant to the Older Workers Benefit Protection Act, you acknowledge that you have up to 21 days from the date of this letter to consider and accept the terms of this agreement (although you may accept it at any time within those 21 days) and that you were advised to consult with an attorney about this agreement before signing it. To accept the agreement, please date and sign this letter and return it to me.  Once you do so, you will have an additional seven days in which to revoke your acceptance.  To revoke, you must send me a written statement of revocation by a signed notice by fax or overnight courier, in either case received within that seven-day period. If you do not timely revoke, the eighth day after the date of your signature will be the “Effective Date” of this agreement.

15.                                 Integration.  Except as set forth in this agreement, there are no representations, promises or understandings between you and the Company about or pertaining to the termination of your employment with the Company, or the Company’s obligations to you with respect to your employment or any other matter mentioned above.  This agreement therefore supersedes any prior written or oral representations, promises, agreements and understandings regarding any of the matters discussed above, except for any agreements that expressly have continuing effect following the Termination Date as set forth in this agreement  (including your Employment, Confidential Information and Inventions Agreement with the Company, a copy of which will be provided on your request, the Indemnification Agreement dated May 15, 2000, and any stock option agreements between the Company and you).  This agreement, once effective, cannot be amended or modified by you without the prior written consent of the undersigned or

Abgenix’s General Counsel, which consent must refer specifically to this paragraph of this agreement.

16.                                 Disputes.  We agree that any future disputes between you and the Abgenix Parties, including but not limited to, disputes arising out of or related to this agreement, shall be identified in writing by the complaining party to the other party, and if not resolved after good faith discussion between us, shall be resolved exclusively by binding arbitration to be conducted in San Francisco, California before the American Arbitration Association under the California Employment Dispute Resolution Rules.  The arbitrator(s) shall not have the authority to modify, change or refuse to enforce the terms of this agreement.   The Company shall pay all arbitrator fees relating to any such arbitration.  However, each party shall pay its own costs, including reasonable attorneys’ fees and costs, of any such arbitration, regardless of the outcome.

17.                                 Interpretation.  Section headings are included for convenience only, and shall not be used in the interpretation of this agreement.  If any part of this agreement is held to be invalid, void or unenforceable, then the rest of the agreement shall remain in full force and effect, and the parties shall use their best efforts to reach a mutually acceptable alternative to achieve the nearest possible result.

18.                                 Expiration.  This letter will remain open for the twenty-one day period stated above, i.e., through March 18, 2005, unless revoked by Abgenix in writing ahead of that time.  Your return of a signed original to me (or fax to my attention received at 510-608-6547, followed by original hard copy by overnight courier for next day delivery) no later than 5:00 p.m. on that date will constitute acceptance of this agreement.  If we have not received your signed acceptance by that time, this offer of an agreement will expire without further notice or action.

The Company and I appreciate your cooperation during this transition, Pat, and wish you every success in your future endeavors.

Sincerely,

/s/ William R. Ringo
William R. Ringo
President and CEO

My signature below signifies my agreement with the above terms.  Further, I acknowledge that I have read and understand this agreement and that I sign this release of all claims voluntarily, with full understanding that at no time in the future may I pursue any of the rights I have waived in this agreement.

/s/ Patrick M. Murphy	March 18, 2005
Patrick M. Murphy	Date

c/o Abgenix, Inc.

6701 Kaiser Drive

Fremont, CA 94555